SEVENTH AMENDMENT TO MASTER AMENDED AND RESTATED SECURITIES LENDING

AUTHORIZATION AGREEMENT

Among

SPDR SERIES TRUST, SPDR INDEX SHARES, and SSGA ACTIVE TRUST EACH ON BEHALF OF

EACH OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE B OF THE AGREEMENT,

SEVERALLY AND NOT JOINTLY, AND

STATE STREET BANK AND TRUST COMPANY

This Seventh Amendment (this “Amendment”) dated as of March 28, 2024, is among SPDR SERIES TRUST, SPDR INDEX SHARES, and SSGA ACTIVE TRUST, each an open-end management investment company, organized as a Massachusetts business trust, on behalf of each of its respective series as listed on Schedule B of the Agreement (defined below), severally and not jointly, each a registered management investment company organized and existing under the laws of Massachusetts (the “Trust”) and STATE STREET BANK AND TRUST COMPANY (“State Street”). The Trust, acting on behalf of each of its series, a “Fund” and collectively, the “Funds”.

Reference is made to the Master Amended and Restated Securities Lending Authorization Agreement dated as of January 6, 2017, between the Funds and State Street, as amended and in effect immediately prior to the date of this Amendment (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth below.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendment.

a. The fourth paragraph through the end of Section 3 (Securities to be Loaned) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The parties agree that at the initiation of each Loan collateralized with cash Collateral, the Total Spread must be equal to or greater than ten (10) basis points (the “Minimum Total Spread Test”). For the avoidance of doubt, loans may have a Total Spread that is lower than ten (10) basis points during the term of the loan so long as the loan satisfied the Minimum Total Spread Test at initiation. There will be no Minimum Total Spread Test applied to Loans collateralized with non-cash Collateral.

The parties further agree that the Funds may terminate the Minimum Total Spread Test (for all, and not a portion of, the Funds listed on Schedule B hereto) by written amendment instruction from the Funds, communicated to and acknowledged in writing by, State Street. Following such Minimum Total Spread Test termination, the Funds may re-instate the Minimum Total Spread Test (for all, and not a portion of, the Funds listed on Schedule B hereto) by written amendment instruction from the Funds, communicated to and acknowledged in writing by, State Street. Notwithstanding anything in Section 26 of this Agreement, the parties agree that such written amendment instruction and acknowledgement may be delivered by email. The parties agree that all other changes to the Minimum Total Spread Test shall be made by formal written amendment pursuant to Section 26.

For purposes of the Minimum Total Spread Test:

“Total Spread” means, the difference between the yield of the State Street Navigator Securities Lending Portfolio II (“Portfolio II”) as reported by Portfolio II on the preceding day (or if no yield was reported on the preceding day, the last day a yield was reported), and the rate of the Rebate or Negative Rebate of a Loan, as the case may be. The Fund is aware that because the Minimum Total Spread Test is based off of the yield of Portfolio II on the preceding day there may be instances where there are more loans made or fewer loans made than would have otherwise been made in each case if the Minimum Total Spread Test was based off of the yield of Portfolio II on the day the loan is actually made.”

3.

Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Amendment will at all times comply with all applicable laws and regulations.

4.

Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the governing law of the Agreement.

6.	Effective Date. This Amendment shall be effective as of the date first written above.

[Remainder of the Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto execute this Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

SPDR SERIES TRUST, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: President

SPDR INDEX SHARES, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: President

SSGA ACTIVE TRUST, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: President

SPDR SERIES TRUST, on behalf of each of its respective series as listed on Schedule B, severally and not jointly

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: President

STATE STREET BANK AND TRUST COMPANY,

By:	/s/ Chelsea Grossman
Name: Chelsea Grossman
Title: Managing Director, Client Management